Exhibit 10.2

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to the EXECUTIVE EMPLOYMENT AGREEMENT (the “First Amendment”) is dated May 12, 2026 (the “Effective Date”) by and between Polomar Health Services, Inc. (the “Employer”) having an address at 32866 US Hwy. 19 N, Palm Harbor, FL 34684 and Terrence M. Tierney (the “Executive “) having an address at 245 E 54th Street, # 9S, New York, NY 10022. The Employer and Executive are collectively referred to herein as the “Parties”.

WHEREAS, the Parties entered into that certain EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) dated September 15, 2025, with a mutually agreed upon Start Date, as that term is defined in the Agreement, of November 1, 2025; and

WHEREAS, the Parties desire to amend certain provisions of the Agreement as more fully set forth hereinbelow; and

WHEREAS, as of the Effective Date of this First Amendment, the total amount of accrued Base Salary due to Executive is $72,961.51, (“Accrued Base Salary”); and

WHEREAS, Executive has adjusted the Accrued Base Salary pursuant to the amendment to paragraph 3(a) herein below.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this First Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Employer and Executive agree as follows:

1. Capitalized Terms. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

2. Paragraph 1(a) shall be modified to read in its entirety:

“The Employer agrees to employ the Executive “at will” pursuant to the terms of this Agreement and the Executive agrees to be so employed. Nothing in this Agreement is intended to create a promise or representation of continued employment or employment for a fixed period of time. The Employer and Executive agree that Executive will commence his employment with the Employer on November 1, 2025 (the “Start Date”).”

3. Paragraph 2 shall be amended to add the following paragraphs:

“h) Notwithstanding the foregoing, immediately upon closing of that certain merger between the Company and Altanine, Inc. (“Altanine”) Executive shall resign his positions of CEO, President and Secretary of the Company and be appointed Executive Vice President and Chief Operating Officer of the Company.”

“i) Upon closing of the merger between Company and Altanine the Executive shall assume the roles and responsibilities as assigned by the CEO and the Board of Directors of the Company.”

4. Paragraph 3 shall be amended as follows:

“a) Base Salary. In consideration for his work under the terms of this Agreement, the Employer shall pay to the Executive a base salary at a rate of $19,000 (Nineteen Thousand and 00/100 dollars) per month (“Base Salary”) in accordance with the regular payroll practices of the Employer and subject to such deductions and withholding as are required by law and otherwise elected by the Executive. If the Employment Term ends other than on the last day of a month the last salary payment shall be pro-rated based on the number of days in the month that have passed as of the date of termination. Upon the earlier of (a) the Company raising a minimum of five million dollars ($5,000,000) in new equity or (b) the Company completing an up-listing to any U.S. national (NASDAQ or NYSE) stock exchange, the Base Salary shall be increased to $24,000 (Twenty-four Thousand and 00/100 dollars) per month. Notwithstanding the foregoing, commencing on July 1, 2026, any then accrued Base Salary shall be paid to Executive in equal installments of two-thousand five hundred dollars ($2,500.00) per pay period until paid in full unless otherwise accelerated or extended pursuant to mutual written agreement of the Parties hereto.

b) Bonus. Executive will be eligible to receive an annual discretionary cash bonus each fiscal year of employment as determined in accordance with key performance indicators set by the Board of Directors of the Company and the Company’s annual incentive plan, if any, as in effect from time to time and as approved by the Company (the “Annual Bonus”). The actual amount of any Annual Bonus shall depend on the level of achievement of the applicable performance criteria established with respect to the Annual Bonus.

d) Grant of Options: The Executive shall receive a nonqualified stock option to purchase up to five hundred thousand (500,000) shares of the Company’s common stock commencing on the Start Date (“Initial Grant”). The term of the Initial Grant shall be ten (10) years. The exercise price of the options comprising the Initial Grant shall be the 90-day Trailing Average Closing Stock Price plus 10% of the Company’s common stock on the Start Date of this Agreement (calculated as $0.26per share). The Exercise Price shall be subject to to any stock splits. The terms of this grant shall be subject to and governed by a stock option agreement (the “Award Agreement”) between Executive and the Company.

On the first anniversary of the Start Date (“Grant Date”) the Company shall grant to Executive an additional five hundred thousand (500,000) nonqualified stock options (“Additional Grant”). The term of the Additional Grant shall be ten (10) years. The exercise price of the options comprising the Additional Grant shall be the 90-day Trailing Average Closing Stock Price plus 10% of the Company’s common stock for the ninety-day period immediately preceding the Grant Date. The terms of this grant shall be subject to and governed by a stock option agreement (the “Award Agreement”) between Executive and the Company.

On the second anniversary of the Start Date (“Second Grant Date”) the Company shall grant to Executive an additional five hundred thousand (500,000) nonqualified stock options (“Second Additional Grant”). The term of the Additional Grant shall be ten (10) years. The exercise price of the options comprising the Additional Grant shall be the 90-day Trailing Average Closing Stock Price plus 10% of the Company’s common stock for the ninety-day period immediately preceding the Second Grant Date. The terms of this grant shall be subject to and governed by a stock option agreement (the “Award Agreement”) between Executive and the Company.

e) Vesting Terms. Twenty-five percent (25%) of the options comprising the Initial Grant shall vest on the Start Date with the remaining options vesting ratably in equal installments over a thirty-six (36) month period on the first day of each calendar month, unless sooner accelerated as provided herein with the first such vesting date occurring on the first day of the first complete calendar month immediately after the Start Date and continuing on each first day of each month thereafter. Twenty-five percent (25%) of the options comprising the Additional Grant shall vest on the Grant Date with the remaining options vesting ratably in equal installments over a twenty-four (24) month period on the first day of each calendar month, unless sooner accelerated as provided herein with the first such vesting date occurring on the first day of the first complete calendar month immediately after the Grant Date and continuing on each first day of each month thereafter. Twenty-five percent (25%) of the options comprising the Second Additional Grant shall vest on the Second Grant Date with the remaining options vesting ratably in equal installments over a twenty-four (24) month period on the first day of each calendar month, unless sooner accelerated as provided herein with the first such vesting date occurring on the first day of the first complete calendar month immediately after the Grant Date and continuing on each first day of each month thereafter.”

5. The Parties hereto agree that 100,000 shares of the Company’s common stock are due and issuable to the Executive pursuant to the paragraph 3(c) of the Agreement and are fully vested as of the Effective Date hereof.

6. Paragraph 4(b). Paragraph 4(b) of the Agreement shall be amended to read as follows in its entirety:

“In the event the Term is terminated by the Employer without Cause, or because Executive resigns for Good Reason, then: (i) the Employer shall provide the Executive with the Accrued Amounts; (ii) of any unvested portion of the Initial Grant, (iii) of any unvested portion of the Additional Grant (provided the Additional Grant has been awarded pursuant to the terms hereinabove), and (iv) of any unvested portion of the Second Additional Grant (provided the Additional Grant has been awarded pursuant to the terms hereinabove) shall immediately vest and (v) upon Employer’s receipt of the Release, Employer shall pay to Executive the lump sum equal to (vi) four (4) months of Base Salary together with an amount equal to the Annual Bonus paid in the year immediately prior to termination, prorated as a percentage, where the numerator is the numerical day of the calendar year and the denominator is 365 (“Termination Payment”). In addition to the Termination Payment, if Executive makes a timely election of continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, the Employer shall pay to Executive in a lump sum within thirty (30) days after such election is made an amount equal to four (4) months of the portion of premiums for Executive’s group health insurance coverage, including coverage for any of Executive’s eligible dependents, but only if the Executive is covered under the Company’s group health insurance plan at the time of termination. Payment of the Termination Payment together with the continued vesting of the Initial Grant, Additional Grant (if applicable) or Second Additional Grant (if applicable) after group health plan termination are subject to the Executive’s execution of a release of claims in favor of the Employer, its affiliates, and its respective officers and directors, in the form annexed hereto as Exhibit “A” (the “Release”) and such Release becoming effective within thirty (30) days following the termination date (such 30-day period, the “Release Execution Period”). The payment of the Termination Payment and the vesting of the Initial Grant, the Additional Grant sand the Second Additional Grant shall take place after any revocation period in the Release has expired and shall include all payments that would have occurred had the Release become effective on the date Executive’s employment terminated.”

7. Paragraph 4(c). Paragraph 4(c) of the Agreement shall not apply to any transaction with Altanine, Inc. that shall result in a merger, acquisition or other business combination that may be deemed a “Change in Control” as that term is defined in the Agreement. Notwithstanding the foregoing the provisions of paragraph 4(c) shall remain in full force and effect for any other future transaction that may result in a “Change in Control” unless otherwise waived by the Executive.

8. Paragraph 4(e)(ii). Paragraph 4(e)(ii) shall be amended to read in its entirety:

“(ii) a relocation of Executive’s principal place of employment, as defined in Paragraph 3(i) of this agreement to a location more than twenty-five (25) radius miles from the principal place of employment prior to such relocation”

9. Paragraph 4(e)(iv). Paragraph 4(e)(iv) shall be amended to read in its entirety:

“(iv) Executive acknowledges that upon closing of a certain merger with Altanine, Inc. (the “Altanine Merger”), the Executive shall immediately resign as the President and Chief Executive Officer of the Employer and shall immediately be appointed to the positions of Executive Vice President and Chief Operating Officer of the Employer. The Executive acknowledges and agrees that the foregoing does not constitute a “Good Reason” for Executive to terminate his employment with the Employer.

Notwithstanding the foregoing, any future change(s) in title (other than a change in title deemed by the Board of Directors to be a promotion or a mutually agreed upon change in title) or a material reduction in the then-effective responsibilities of the Executive shall be “Good Reason” for Executive to terminate his employment with the Company and trigger the remedies available to Executive in paragraph 4(b) of the Agreement.”

10. Entire Agreement; Amendments and Waivers. This First Amendment constitutes the full and entire understanding and agreement between the parties with regards to the subjects hereof and thereof. Any term of this First Amendment may be amended, and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Borrower and the Lender. Any waiver of amendment effected in accordance with this Section shall be binding upon either party’s successors or assigns.

11. Governing Law; Waiver of Jury Trial. This First Amendment shall be governed by and construed under the laws of the State of New York, without regard to its conflict of laws principals. EACH OF THE EXECUTIVE AND THE EMPLOYER HEREBY CONSENT TO THE JURISDICTION OF ANY COURT LOCATED IN NEW YORK, NEW YORK, WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST ANY OF THEM IN SUCH FORUM AS PROVIDED ABOVE AND AGREE NOT TO ASSERT ANY DEFENSE BASED ON LACK OR JURISDICTION OR VENUE IN SUCH FORUM.

TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS FIRST AMENDMENT.

Signatures shall appear on following page

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

POLOMAR HEALTH SERVICES, INC.

/s/ David Spiegel
By:	David Spiegel
Its:	Director (Chair-Compensation Committee)

/s/ Gabriel Del Virginia
By:	Gabriel Del Virginia
Its:	Director

EXECUTIVE

/s/ Terrence M. Tierney
By:	Terrence M. Tierney